EdR ANNOUNCES FIRST QUARTER 2015 RESULTS
- Same-Community NOI Growth of 5.8% -

MEMPHIS, TN, April 29, 2015 - EdR (NYSE:EDR), one of the nation’s largest developers, owners and managers of high-quality collegiate housing communities, today announced results for the quarter ended March 31, 2015.

Company Highlights

•
Core funds from operations (“Core FFO”) increased 25.5% for the first quarter, with Core FFO per share/unit flat to prior year at $0.50, primarily as a result of significant capital transactions completed in 2014. The 2014 capital transactions strengthened our balance sheet and provided additional capacity for funding our development pipeline and additional investment opportunities;

•	Total community revenue for the first quarter grew 19.1% with net operating income ("NOI") up 27%;

•
Same-community NOI increased 5.8% for the quarter on a 6.8% increase in revenue and an 8.4% increase in operating expenses. Operating expenses were higher than expected due to a $0.8 million real estate tax provision for the expected settlement of an assessment dispute raised by a local school board at one community that will be retroactive to 2013. Without this charge, operating expenses would have increased 4.0%, in line with guidance;

•
Preleasing for the 2015-2016 lease term is 140 basis points ahead of last year with the same-community portfolio 76.6% preleased. The same-community portfolio is projected to obtain a 2.5% to 3.5% increase in revenue for the upcoming lease term, with net rates up 3.0% and occupancies consistent with the prior year;

•
Received four INNOVATOR Awards at the annual Interface conference sponsored by Student Housing Business, including Best Public/Private Partnership for the Company's ONE Plan developments at the University of Kentucky. Since the inception of these awards five years ago, EdR has won a leading 19 INNOVATOR Awards.

"Internal growth is strong, preleasing is outpacing prior year and our acquisition and development pipeline is active," stated Randy Churchey, EdR's chairman and chief executive officer. "Over the last three years EdR has delivered a 13% compounded annual growth in Core FFO per share and we are well positioned to continue creating shareholder value."

Net Income Attributable to Common Stockholders

Net income attributable to common stockholders for the quarter was $6.9 million, or $0.14, per diluted share, compared to net income of $12.1 million, or $0.31, per diluted share, for the prior year. The $5.1 million decrease in net income attributable to common shareholders relates primarily to the following:

•	a $7.7 million increase in total community NOI , offset by

•	no gain on the disposal of assets for 2015 versus $10.9 million in 2014, and

•	a $2.1 million increase in depreciation most related to communities added in 2014.

Core Funds From Operations

Core FFO for the quarter was $24.3 million, as compared to $19.4 million in the prior year, an increase of 25.5%. The improvement in Core FFO mainly reflects an increase in NOI from new communities offset by higher ground lease expense, G&A costs and interest expense in 2015. Core FFO per share/unit for the quarter was flat to prior year at $0.50 as a result of dilution from our 2014 capital transactions.

A reconciliation of funds from operations (“FFO”) and Core FFO to net income is included with the financial tables accompanying this release.

Same-Community Results

Net operating income was $28.1 million for the quarter, an increase of 5.8%, or $1.5 million, from the prior year. Same-community revenue was up 6.8% as compared to the prior year with a 3.6% increase in rental rates, a 2.5% improvement in occupancy and a 0.7% increase in other income.

Same-community operating expenses increased 8.4%, or $1.5 million, for the quarter. During the quarter, the Company accrued $0.8 million in real estate tax expense for the expected settlement of an assessment dispute raised by a local school board at one community that will be retroactive to 2013. This charge accounts for 4.4% of the operating expense increase. Excluding this item, operating expenses were up $0.7 million, or 4.0%, for the quarter, which reflects a normalized growth rate from operating the communities and is in line with the Company's guidance range.

2015-2016 Preleasing

The same-community portfolio is currently 140 basis points ahead of prior year with 76.6% of the beds preleased for the fall. Based on current leasing velocity and market conditions, we expect fall occupancy for the same-community portfolio to be consistent with the prior year and rates to be up approximately 3.0%. Combined the Company anticipates rent growth for the 2015-2016 lease term to range from 2.5% to 3.5%.

The above leasing results do not reflect the Company's beds at the University of Kentucky (UK), including 2,982 same-community leasing beds and 1,610 new-community beds being delivered in 2015, as the assignment process does not occur until May. However, at this point all UK beds are currently 131% applied for 2015-2016.

The Company provides additional leasing information in its quarterly earnings supplement located at http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4095382.

Investment Activity

Construction is on schedule for the 2015 developments at the Universities of Kentucky, Georgia, Connecticut and Louisville, with the communities, excluding Kentucky, 79.1% preleased for the fall.

The Company is in the design and development stages of the recently awarded ONE Plan developments at Boise State University, Arkansas State University and the University of Kentucky. These developments are anticipated to be delivered in 2017, for an estimated total investment of $150 million. The initiation and completion of these awarded developments are contingent upon execution of final transactional documents.
The Company's share of costs for announced development deliveries for 2015, 2016 and 2017 is approximately $467.2 million, which will increase collegiate housing assets by 26% from December 31, 2014.
"I am proud of our team for once again receiving multiple INNOVATOR Awards at the annual Interface conference," stated Tom Trubiana, EdR's President. "With the addition of four awards this year, including; Best Public/Private Partnership, Best Vendor/University Solution, Best Architecture/Design and Best Vendor Operator Solution, we are the leading award winner in the industry. Importantly, these awards validate for our university partners that EdR is the leader in the industry with the credentials that provide innovative and progressive ways of creating value for our university partners and other stakeholders."

Capital Structure

At March 31, 2015, the Company had cash and cash equivalents totaling $23.6 million and availability on its unsecured revolving credit facility of $428 million. The Company's debt to gross assets was 35.6%, its net debt to EBITDA - adjusted was 4.7x, and its interest coverage ratio was 5.2x. The Company's capital structure and balance sheet capacity at March 31, 2015 is sufficient to fund its announced developments and acquisitions while maintaining acceptable debt metrics.

During the first quarter, the Company sold 0.3 million shares of common stock under its ATM program at an average price of $35.70, raising net proceeds of $10.6 million. The proceeds were used to pay down the revolving credit facility and fund our development pipeline.

Earnings Guidance and Outlook

Based upon the Company's current estimates, management reaffirms its Core FFO per share/unit guidance, provided on January 22, 2015, of $1.74 to $1.82, for the year ending December 31, 2015. This guidance does not include the impact of any new unannounced third-party development or management contracts, acquisitions, dispositions, ONE PlanSM developments or capital transactions.

Webcast and Conference Call

EdR will host a conference call for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Wednesday, April 29, 2015.  The call will be hosted by Randy Churchey, EdR's chairman and chief executive officer.

The conference call will be accessible by telephone and the Internet.  To access the call, participants in the U.S. may dial (877) 705-6003, and participants outside the U.S. may dial (201) 493-6725.  Participants may also access the call via live webcast by visiting the company's investor relations Web site at www.EdRTrust.com.

The replay of the call will be available at approximately 1:00 p.m. Eastern Time on Wednesday, April 29, 2015 through midnight Eastern Time on Monday, May 9, 2015.  To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 13604864.  The archive of the webcast will be available on the company's Web site for a limited time.

About EdR

One of America's largest owners, developers and managers of collegiate housing, EdR (NYSE:EDR) is a self-administered and self-managed real estate investment trust that owns or manages 73 communities with more than 40,000 beds serving 53 universities in 23 states. EdR is a member of the Russell 2000 Index and the Morgan Stanley REIT indices. For details, please visit the company's Web site at www.EdRtrust.com.

Contact:

Brad Cohen
ICR, LLC
(203) 682-8211
bcohen@icrinc.com

Bill Brewer
EdR
Executive Vice President and
Chief Financial Officer
(901) 259-2500

J. Drew Koester
EdR
Senior Vice President and
Chief Accounting Officer
(901) 259-2500

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements about the Company’s business that are not historical facts are “forward-looking statements,” which relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements are based on current expectations. You should not rely on forward-looking statements because the matters that they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, Core FFO, FFO and prospects to differ materially from those expressed or implied by such statements. Such risks are set forth under the captions “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in EdR's most recent annual report on Form 10-K and quarterly reports on Form 10-Q, and as described in EdR's other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and, except as otherwise may be required by law, the Company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

Non-GAAP Financial Measures

Funds from Operations (FFO)

As defined by the National Association of Real Estate Investment Trusts, FFO represents net income (loss) (computed in accordance with U.S. generally accepted accounting principles ("GAAP")), excluding gains (or losses) from sales of collegiate housing assets and impairment write downs of depreciable real estate, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. The Company presents FFO available to all stockholders and unitholders because management considers it to be an important supplemental measure of the Company’s operating performance, believes it assists in the comparison of the Company’s operating performance between periods to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. As such, the Company also excludes the impact of noncontrolling interests, only as they relate to operating partnership units, in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate and gains and losses from collegiate housing asset dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

The Company also uses core funds from operations, or Core FFO, as an operating measure. Core FFO is defined as FFO adjusted to include the economic impact of revenue on participating projects for which recognition is deferred for GAAP purposes. The adjustment for this revenue is calculated on the same percentage of completion method used to recognize revenue on third-party development projects. Core FFO also includes adjustments to exclude the impact of straight-line adjustment for ground leases, gains/losses on extinguishment of debt, transaction costs related to acquisitions and severance costs. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition the Company believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company to other REITs as most REITs provide some form of adjusted or modified FFO.

Net Operating Income (NOI)

The Company considers NOI to be a useful measure of its collegiate housing operating performance. The Company defines NOI as rental and other community-level revenues earned from our collegiate housing communities less community-level operating expenses, excluding management fees, depreciation, amortization, ground lease expense and impairment charges and including regional and other corporate costs of supporting the communities. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company's NOI may not be comparable to other REITs. The Company believes that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. The Company uses NOI to evaluate performance on a community-by-community basis because it allows management to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on the Company’s operating results. However, NOI should only be used as an alternative measure of the Company’s financial performance.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

Adjusted EBITDA is defined as net income or loss excluding: (1) straight line adjustment for ground leases; (2) acquisition costs; (3) depreciation and amortization; (4) loss on impairment of collegiate housing assets; (5) gain on sale of collegiate housing assets and gain on insurance settlement; (6) interest expense; (7) other non-operating expense (income); (8) income tax expense (benefit); and (9) non-controlling interest. Management considers Adjusted EBITDA useful to an investor in evaluating and facilitating comparisons of the Company's operating performance between periods and between REITs by removing the impact of the Company's capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from our operating results.

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	March 31, 2015	December 31, 2014
	(unaudited)
Assets
Collegiate housing properties, net	$1,574,006	$1,586,009
Assets under development	171,039	120,702
Cash and cash equivalents	23,640	18,385
Restricted cash	9,149	10,342
Other assets	74,421	76,199

Total assets	$1,852,255	$1,811,637

Liabilities and equity
Liabilities:
Mortgage and construction loans, net of unamortized premium	$230,988	$249,637
Unsecured revolving credit facility	72,000	24,000
Unsecured term loans	187,500	187,500
Senior unsecured notes	250,000	250,000
Accounts Payable and Accrued Expenses	87,171	76,869
Deferred revenue	18,383	17,301
Total liabilities	846,042	805,307

Commitments and contingencies	—	—

Redeemable noncontrolling interests	14,962	14,512

Equity:
EdR stockholders’ equity:
Common stock, $0.01 par value per share, 200,000,000 shares authorized, 48,330,648 and 47,999,427 shares issued and outstanding as of March 31, 2015 and December 31, 2014, respectively	483	480

Preferred shares, $0.01 par value per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	1,027,966	1,034,683
Accumulated deficit	(34,968)	(41,909)
Accumulated other comprehensive loss	(6,904)	(4,465)
Total EdR stockholders’ equity	986,577	988,789
Noncontrolling interests	4,674	3,029
Total equity	991,251	991,818

Total liabilities and equity	$1,852,255	$1,811,637

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Revenues:
Collegiate housing leasing revenue	$60,383	$50,711
Third-party development consulting services	597	802
Third-party management services	1,053	1,018
Operating expense reimbursements	2,096	2,014
Total revenues	64,129	54,545

Operating expenses:
Collegiate housing leasing operations	24,140	22,168
Development and management services	2,702	2,341
General and administrative	2,470	2,117
Development pursuit, acquisition costs and severance	169	1
Depreciation and amortization	15,866	13,783
Ground lease expense	2,848	1,899
Loss on impairment of collegiate housing properties	—	1,910
Reimbursable operating expenses	2,096	2,014
Total operating expenses	50,291	46,233

Operating income	13,838	8,312

Nonoperating (income) expenses:
Interest expense	5,941	5,601
Amortization of deferred financing costs	516	503
Interest income	(38)	(70)
Loss on extinguishment of debt	—	649
Total nonoperating expenses	6,419	6,683

Income before equity in losses of unconsolidated entities, income taxes and gain on sale of collegiate housing properties	7,419	1,629

Equity in losses of unconsolidated entities	(194)	(22)
Income before income taxes and gain on sale of collegiate housing properties	7,225	1,607
Less: Income tax expense	78	45
Income before gain on sale of collegiate housing properties	7,147	1,562
Gain on sale of collegiate housing properties	—	10,902
Net income	7,147	12,464
Less: Net income attributable to the noncontrolling interests	206	398
Net income attributable to Education Realty Trust, Inc.	$6,941	$12,066

Other comprehensive loss:
Loss on cash flow hedging derivatives	(2,439)	(1,363)
Comprehensive income	$4,502	$10,703

Earnings per share information:
Net income attributable to Education Realty Trust, Inc. common stockholders per share – basic and diluted	$0.14	$0.31

Weighted average share of common stock outstanding – basic	48,179	38,338

Weighted average share of common stock outstanding – diluted	48,501	38,684

EdR AND SUBSIDIARIES
CALCULATION OF FFO AND CORE FFO
(Amounts in thousands, except per share/unit data)
(Unaudited)

	Three months ended March 31,
	2015	2014

Net income attributable to EdR	$6,941	$12,066

Gain on sale of collegiate housing assets	—	(10,902)
Impairment losses	—	1,910
Real estate related depreciation and amortization	15,523	13,622
Equity portion of real estate depreciation and amortization on equity investees	420	49
Noncontrolling interests	212	305
Funds from operations ("FFO")	$23,096	$17,050

FFO adjustments:
Loss on extinguishment of debt	—	649
Straight-line adjustment for ground leases (1)	1,201	1,212
FFO adjustments	1,201	1,861

FFO on Participating Developments: (2)
Interest on loan to Participating Development	—	450
FFO on Participating Developments	—	450

Core funds from operations ("Core FFO")	$24,297	$19,361

FFO per weighted average share/unit (3)	$0.48	$0.44

Core FFO per weighted average share/unit (3)	$0.50	$0.50

Weighted average shares/units (3)	48,501	38,684

(1) This represents the straight-line rent expense adjustment required by GAAP related to ground leases. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(2) FFO on participating developments in 2014 represents the economic impact of interest and fees not recognized in net income due to the Company having a participating investment in the third-party development. The adjustment for development fees is recognized under the same percentage of completion method of accounting used for third-party development fees. The adjustment for interest income is based on terms of the loan. In July 2014, our mezzanine investment was repaid in full, ending the Company's participation in the project and any fees and interest. At the same time all previously deferred amounts were recognized in net income.

(3) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact.

EdR AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

The following is a reconciliation of the Company's GAAP operating income to NOI for three months ended March 31, 2015 and 2014 (in thousands):

	Three Months Ended March 31,
	2015	2014
Operating income	$13,838	$8,312
Less: Third-party development services revenue	597	802
Less: Third-party management services revenue	1,053	1,018
Plus: Development and management services expenses	2,702	2,341
Plus: General and administrative expenses, development pursuit, acquisition costs and severance	2,639	2,118
Plus: Ground leases	2,848	1,899
Plus: Impairment loss on collegiate housing properties	—	1,910
Plus: Depreciation and amortization	15,866	13,783
NOI	$36,243	$28,543

The following is a reconciliation of the Company's GAAP net income to Adjusted EBITDA for the trailing twelve months ended March 31, 2015 (in thousands):

	Three Months Ended	Plus: Year Ended	Less: Three Months Ended	Trailing Twelve Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014	March 31, 2015
Net income attributable to common shareholders	$6,941	$47,055	$12,066	$41,930
Straight line adjustment for ground leases	1,201	4,835	1,212	4,824
Acquisition costs	—	1,058	—	1,058
Depreciation and amortization	15,866	58,974	13,783	61,057
Loss on impairment of collegiate housing assets	—	12,733	1,910	10,823
Gain on sale of collegiate housing assets	—	(33,231)	(10,902)	(22,329)
Gain on insurance settlement	—	(8,133)	—	(8,133)
Interest expense	5,941	20,656	5,601	20,996
Amortization of deferred financing costs	516	2,156	503	2,169
Interest income	(38)	(190)	(70)	(158)
Interest on loan to participating development	—	(6,486)	—	(6,486)
Loss on extinguishment of debt	—	3,543	649	2,894
Income tax expense	78	261	45	294
Noncontrolling interests	206	599	398	407
Adjusted EBITDA	$30,711	$103,830	$25,195	$109,346
Annualize acquisitions, developments and dispositions (1)	—	—	—	7,350
Pro Forma Adjusted EBITDA	$30,711	$103,830	$25,195	$116,696

(1) Pro forma adjustment to reflect all acquisitions, dispositions and development deliveries as if such transactions had occurred on the first day of the period presented.